EXHIBIT 99.1

Amphastar Pharmaceuticals Reports Revenues of $55.9 Million for the Fourth Quarter Ended December 31, 2014

RANCHO CUCAMONGA, Calif., March 24, 2015 (GLOBE NEWSWIRE) -- Amphastar Pharmaceuticals, Inc. (Nasdaq:AMPH) ("Amphastar" or the "Company") today reported results for the fourth quarter ended December 31, 2014.

  Net revenues of $55.9 million for the fourth quarter
  GAAP net loss of $2.5 million, or $0.06 per diluted share for the fourth quarter
  Adjusted non-GAAP net loss of $1.5 million, or $0.03 per diluted share for the fourth quarter
	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
(in thousands, except per share data)
Net revenues	$ 55,877	$ 54,877	$ 210,461	$ 229,681
GAAP net income (loss)	$ (2,521)	$ 1,829	$ (10,699)	$ 11,862
Adjusted non-GAAP net income (loss)*	$ (1,496)	$ 3,258	$ (5,003)	$ 17,686
GAAP diluted EPS	$ (0.06)	$ 0.05	$ (0.25)	$ 0.31
Adjusted non-GAAP diluted EPS*	$ (0.03)	$ 0.08	$ (0.12)	$ 0.45

(*see Table II for reconciliation to GAAP numbers)

Fourth Quarter Results

For the three months ended December 31, 2014, the Company reported net revenues of $55.9 million, an increase of 2% from $54.9 million for the same prior year period.

During the quarter, net revenues of enoxaparin were $22.1 million, a decrease of 36% compared to $34.6 million for the same prior year period, which is due to a decrease in the average selling price.

Sales of our insulin API products were $5.9 million.

Other finished pharmaceutical product revenues were $27.9 million for the quarter, an increase of 37% compared to $20.3 million for the same prior year period.

Cost of revenues were $43.9 million, or 79% of revenues, and $35.2 million, or 64% of revenues, for the three months ended December 31, 2014 and 2013, respectively, representing an increase of $8.7 million, or 25%. The increase is primarily due to the cost of revenues at our French subsidiary, AFP, as we prepared to increase production to meet the demand of MannKind. Decreases in the average selling price of enoxaparin and negative gross margins on insulin products contributed to the increase in costs as a percentage of revenues.

Selling, distribution, and marketing expenses were $1.5 million and $1.3 million for the three months ended December 31, 2014 and 2013, respectively. General and administrative expenses were $9.8 million and $8.0 million for the three months ended December 31, 2014 and 2013, respectively. The increase is primarily due to the inclusion of expenses at AFP, which we acquired in April 2014.

For the three months ended December 31, 2014, research and development expenses increased by 4% to $7.6 million from $7.3 million, compared to the same period in the prior year. The increase was primarily due to increases in clinical trial expenses and other expenses related to purchases of materials and other research and development supplies during the three months ended December 31, 2014.

The Company reported a quarterly net loss of $2.5 million, or $0.06 per fully diluted share, for the three months ended December 31, 2014, compared to net income of $1.8 million, or $0.05 per fully diluted share, for the same period in the prior year. The Company reported an adjusted non-GAAP quarterly net loss of $1.5 million, or $0.03 per fully diluted share, for the three months ended December 31, 2014, compared to adjusted non-GAAP net income of $3.3 million, or $0.08 per fully diluted share, for the same period in the prior year.

Year-End Results

For the year ended December 31, 2014, the Company reported net revenues of $210.5 million, a decrease of 8% from $229.7 million for the same prior year period.

During the year, net revenues of enoxaparin were $107.5 million, a decrease of 26% compared to $145.9 million for the same prior year period, due to a decrease in the average selling price. Sales of our insulin products were $12.0 million.

Other finished product revenues were $91.0 million for the year, an increase of 9% compared to $83.8 million for the same prior year period. The increase is primarily related to increased demand.

Cost of revenues were $159.2 million, or 76% or revenues, and $142.7 million, or 62% of revenues, for the year ended December 31, 2014 and 2013, respectively, representing an increase of $16.5 million, or 12%. The increase is primarily due to the cost of revenues at our French subsidiary, AFP.

Selling, distribution, and marketing expenses were $5.6 million and $5.3 million for the year ended December 31, 2014 and 2013, respectively. General and administrative expenses were $34.8 million and $31.0 million for the year ended December 31, 2014 and 2013, respectively. The increase is primarily related to the inclusion of expenses at AFP, which we acquired in April 2014, and an increase in corporate compensation expense including stock-based compensation expense.

For the year ended December 31, 2014, research and development expenses decreased by 14% to $28.4 million from $33.0 million, compared to the same period in the prior year. The decrease was primarily due to a decrease in submission fees paid to the FDA. This decrease was partially offset by an increase in clinical trials expense. Research and development expenses are expected to increase in the next several quarters as we begin further clinical and pre-clinical trials.

The Company reported an annual net loss of $10.7 million, or $0.25 per fully diluted share, for the year ended December 31, 2014, compared to net income of $11.9 million, or $0.31 per fully diluted share, for the same period in the prior year. The Company reported an adjusted non-GAAP annual net loss of $5.0 million, or $0.12 per fully diluted share, for the year ended December 31, 2014, compared to adjusted non-GAAP net income of $17.7 million, or $0.45 per fully diluted share, for the same period in the prior year.

Liquidity

Our cash and cash equivalents, and short term investments at December 31, 2014 were $69.3 million. Cash flow provided by operating activities were $12.4 million in the quarter and $21.1 million for the year ended December 31, 2014.

Dr. Jack Zhang, CEO, commented: "We are pleased with our strong cash flow from operations. More importantly, we have made significant progress on key projects in R&D."

Non-GAAP Financial Measures

The Company is disclosing non-GAAP financial measures when providing financial results. The Company believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. or "GAAP." In addition to disclosing its financial results determined in accordance with GAAP, the Company is disclosing certain non-GAAP results that exclude amortization expense, share-based compensation and impairment charges in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance, because the Company's management uses these measures internally for forecasting, budgeting, and measuring its operating performance. Whenever the Company uses such non-GAAP measures, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Conference Call Information

The Company will hold a conference call to discuss its financial results today, March 24, 2015, at 2:00 p.m. Pacific Time.

To access the conference call, dial toll-free 877-881-2595, or 315-625-3083 for international callers, five minutes before the conference. The passcode for the conference call is 8342521. The call can also be accessed on the Investors page on the Company's website www.amphastar.com.

Pipeline Information

The Company currently has three abbreviated new drug applications, or ANDAs, filed with the FDA targeting products with a market size of over $0.5 billion, and another ten generic products in development targeting products with a market size of over $14.0 billion. The proprietary pipeline includes a new drug application or NDA for Primatene® and an NDA supplement for Amphadase®. The Company is currently developing six other proprietary drugs including injectables, inhalation products, and other dosage forms. Market information is based on IMS Health data for the 12 months ended December 31, 2014.

Company Information

Amphastar is a specialty pharmaceutical company that primarily develops, manufactures, markets, and sells generic and proprietary injectable and inhalation products, including products with high technical barriers to market entry. Additionally, in 2014, the Company commenced sales of insulin active pharmaceutical ingredient. Most of the Company's finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers.

Forward Looking Statements

This press release contains forward-looking statements, including statements relating to Amphastar. These statements are not historical facts but rather are based on Amphastar's current expectations, estimates, and projections regarding Amphastar's business, operations and other similar or related factors. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," and other similar or related expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance, and they involve risks, uncertainties, and assumptions that are difficult or impossible to predict. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Amphastar's filings with the SEC.

Table I
Amphastar Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations
(Unaudited; in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Net revenues	$ 55,877	$ 54,877	$ 210,461	$ 229,681
Cost of revenues	43,916	35,247	159,205	142,725
Gross profit	11,961	19,630	51,256	86,956

Operating expenses:
Selling, distribution, and marketing	1,497	1,290	5,564	5,349
General and administrative	9,770	8,007	34,809	30,972
Research and development	7,639	7,284	28,427	33,019
Impairment of long-lived assets	79	119	439	126
Total operating expenses	18,985	16,700	69,239	69,466

Income (loss) from operations	(7,024)	2,930	(17,983)	17,490

Non-operating income (expense), net	1,207	(148)	(165)	(263)

Income (loss) before income taxes	(5,817)	2,782	(18,148)	17,227
Income tax expense (benefit)	(3,296)	953	(7,449)	5,365

Net income (loss)	$ (2,521)	$ 1,829	$ (10,699)	$ 11,862

Net income (loss) per common share:
Basic	$ (0.06)	$ 0.05	$ (0.25)	$ 0.31
Diluted	$ (0.06)	$ 0.05	$ (0.25)	$ 0.31

Weighted-average shares used to compute net income (loss) per common share:
Basic	44,648	38,724	41,957	38,712
Diluted	44,648	39,141	41,957	38,883

Table II
Amphastar Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited; in thousands, except per share data)

	Three Months Ended December 31,
	2014			2013
	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted
Net revenues	$ 55,877	$ --	$ 55,877	$ 54,877	$ --	$ 54,877
Cost of revenues	43,916	(751)	43,165	35,247	(749)	34,498
Gross profit	11,961	751	12,712	19,630	749	20,379

Operating expenses:
Selling, distribution, and marketing	1,497	(35)	1,462	1,290	(28)	1,262
General and administrative	9,770	(1,323)	8,447	8,007	(1,147)	6,860
Research and development	7,639	(177)	7,462	7,284	(131)	7,153
Impairment of long-lived assets	79	(79)	--	119	(119)	--
Total operating expenses	18,985	(1,614)	17,371	16,700	(1,425)	15,275

Income (loss) from operations	(7,024)	2,365	(4,659)	2,930	2,174	5,104

Non-operating income (expense), net	1,207	--	1,207	(148)	--	(148)

Income (loss) before income taxes	(5,817)	2,365	(3,452)	2,782	2,174	4,956
Income tax expense (benefit)	(3,296)	1,340	(1,956)	953	745	1,698

Net income (loss)	$ (2,521)	$ 1,025	$ (1,496)	$ 1,829	$ 1,429	$ 3,258

Net income (loss) per common share:
Basic	$ (0.06)		$ (0.03)	$ 0.05		$ 0.08
Diluted	$ (0.06)		$ (0.03)	$ 0.05		$ 0.08

Weighted-average shares used to compute net income (loss) per common share:
Basic	44,648		44,648	38,724		38,724
Diluted	44,648		44,648	39,141		39,141

* Non-GAAP adjustments include reversal of intangible amortization expense and share-based compensation as follows, as well as the reversal of impairment of long-lived assets:

	Three Months Ended December 31,
	2014				2013
	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non- GAAP Adjustment	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non- GAAP Adjustment
Cost of revenues	$ (445)	$ (306)		$ (751)	$ (446)	$ (303)		$ (749)
Selling, distribution, and marketing	--	(35)		(35)	--	(28)		(28)
General and administrative	(35)	(1,288)		(1,323)	(32)	(1,115)		(1,147)
Research and development	--	(177)		(177)	--	(131)		(131)
Impairment of long-lived assets			(79)	(79)			(119)	(119)

Reconciliation of Non-GAAP Measures (continued)

	Years Ended December 31,
	2014			2013
	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted

Net revenues	$ 210,461	$ --	$ 210,461	$ 229,681	$ --	$ 229,681
Cost of revenues	159,205	(3,360)	155,845	142,725	(3,285)	139,440
Gross profit	51,256	3,360	54,616	86,956	3,285	90,241

Operating expenses:
Selling, distribution, and marketing	5,564	(120)	5,444	5,349	(132)	5,217
General and administrative	34,809	(5,082)	29,727	30,972	(4,216)	26,756
Research and development	28,427	(661)	27,766	33,019	(699)	32,320
Impairment of long-lived assets	439	(439)	--	126	(126)	--
Total operating expenses	69,239	(6,302)	62,937	69,466	(5,173)	64,293

Income (loss) from operations	(17,983)	9,662	(8,321)	17,490	8,458	25,948

Non-operating income (expense), net	(165)	--	(165)	(263)	--	(263)

Income (loss) before income taxes	(18,148)	9,662	(8,486)	17,227	8,458	25,685
Income tax expense (benefit)	(7,449)	3,966	(3,483)	5,365	2,634	7,999

Net income (loss)	$ (10,699)	$ 5,696	$ (5,003)	$ 11,862	$ 5,824	$ 17,686

Net income (loss) per common share:
Basic	$ (0.25)		$ (0.12)	$ 0.31		$ 0.46
Diluted	$ (0.25)		$ (0.12)	$ 0.31		$ 0.45

Weighted-average shares used to compute net income (loss) per common share:
Basic	41,957		41,957	38,712		38,712
Diluted	41,957		41,957	38,883		38,883

* Non-GAAP adjustments include reversal of intangible amortization expense and share-based compensation as follows, as well as the reversal of impairment of long-lived assets:

	Years Ended December 31,
	2014				2013
	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non- GAAP Adjustment	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non- GAAP Adjustment
Cost of revenues	$ (1,782)	$ (1,578)	$ --	$ (3,360)	$ (1,782)	$ (1,503)	$ --	$ (3,285)
Selling, distribution, and marketing	--	(120)	--	(120)	--	(132)	--	(132)
General and administrative	(137)	(4,945)	--	(5,082)	(124)	(4,092)	--	(4,216)
Research and development	--	(661)	--	(661)	--	(699)	--	(699)
Impairment of long-lived assets	--	--	(439)	(439)	--	--	(126)	(126)
CONTACT: Amphastar Pharmaceuticals, Inc.
         Bill Peters
         Chief Financial Officer
         (909) 980-9484